10-K

EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

STATE OF
	INCORPORATION	RELATIONSHIP

BNA Holdings, Inc.	Delaware	100% Owned by Registrant

BNA International, Inc.	Delaware	100% Owned by Registrant

BNA Washington, Inc.	Delaware	100% Owned by Registrant

Institute of Management
and Administration, Inc.	New York	100% Owned by Registrant

Kennedy Information, Inc.	Delaware	100% Owned by Registrant

The McArdle Printing Co., Inc.	Delaware	100% Owned by Registrant

STF Services Corporation	New York	100% Owned by Registrant

Tax Management, Inc.	Delaware	100% Owned by Registrant

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